Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

October 2008 Performance Update

The Frontier Fund Supplement Dated November 10, 2008 to Prospectus Dated May 27, 2008

T H E     F R O N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	October 31, 2008	October 31, 2008	NAV / Unit
	MTD	YTD
Balanced Series-2	4.39%	19.00%	$133.27
Balanced Series-2a	4.39%	18.82%	$113.43
Campbell/Graham/Tiverton Series-2	7.09%	16.15%	$116.38
Currency Series-2	1.67%	-1.13%	$109.74
Long/Short Commodity Series-2	-2.57%	2.51%	$109.88
Winton/Graham Series-2	6.05%	19.04%	$124.23
Winton Series-2	3.36%	9.38%	$129.73
Long Only Commodity Series-2	-23.97%	-24.52%	$86.83
Managed Futures Index Series-2	16.36%	20.58%	$125.91

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of October 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$1,170,886.17
Unrealized trading gain/(loss)	1,634,696.74
Less: commissions	(22,785.18)
Less: FCM fees	(29,702.99)
Foreign currency gain/(loss)	(36,462.91)
Interest income	29,775.82

Total Income	2,746,407.65

EXPENSES

Management fees	19,062.84
Incentive fees	374,903.12

Total Expenses	393,965.96

Net Income (Loss)	$2,352,441.69

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	409,144.32398	$52,232,178.02	127.66
Current month additions	49,578.65459	6,528,624.81
Current month redemptions	(5,770.35835)	(747,122.80)
Net Income (loss) for current month		2,352,441.69

Net Asset Value, end of current month	452,952.62022	$60,366,121.72	133.27

	Monthly rate of return		4.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$41,784.35
Unrealized trading gain/(loss)	55,501.46
Less: commissions	(785.18)
Less: FCM fees	(1,024.41)
Foreign currency gain/(loss)	(1,258.09)
Interest income	3,032.07

Total Income	97,250.20

EXPENSES

Trading Fee	1,871.54
Management fees	1,014.21
Incentive fees	12,972.62

Total Expenses	15,858.37

Net Income (Loss)	$81,391.83

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	17,078.40650	$1,855,875.70	108.67
Current month additions	8.89598	1,000.00
Current month redemptions	—	—
Net Income (loss) for current month		81,391.83

Net Asset Value, end of current month	17,087.30248	$1,938,267.53	113.43

	Monthly rate of return		4.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$194,478.04
Unrealized trading gain/(loss)	359,212.69
Less: commissions	(1,744.95)
Less: FCM fees	(3,183.86)
Foreign currency gain/(loss)	(8,558.47)
Interest income	3,742.42

Total Income	543,945.87

EXPENSES

Management fees	15,991.67
Incentive fees	77,669.77

Total Expenses	93,661.44

Net Income (Loss)	$450,284.43

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	58,131.90761	$6,317,807.16	108.68
Current month additions	2,934.54653	338,333.00
Current month redemptions	(956.45215)	(110,657.93)
Net Income (loss) for current month		450,284.43

Net Asset Value, end of current month	60,110.00199	$6,995,766.66	116.38

	Monthly rate of return		7.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$158,320.75
Unrealized trading gain/(loss)	130,832.21
Net change in inter-series payables	(241,538.86)
Less: FCM fees	(8,277.02)
Interest income	9,591.79

Total Income	48,928.87

EXPENSES

Management fees	7,188.46
Incentive fees	—

Total Expenses	7,188.46

Net Income (Loss)	$41,740.41

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	23,165.29260	$2,500,424.20	107.94
Current month additions	386.95704	42,000.00
Current month redemptions	(322.29464)	(34,982.83)
Net Income (loss) for current month		41,740.41

Net Asset Value, end of current month	23,229.95500	$2,549,181.78	109.74

	Monthly rate of return		1.67%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(158,317.75)
Unrealized trading gain/(loss)	(76,588.36)
Less: commissions	(5,467.99)
Less: FCM fees	(4,310.54)
Foreign currency gain/(loss)	(119.61)
Interest income	17,318.29

Total Income	(227,485.96)

EXPENSES

Management fees	28,525.61
Incentive fees	14,407.35

Total Expenses	42,932.96

Net Income (Loss)	$(270,418.92)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	92,622.18710	$10,445,672.33	112.78
Current month additions	2,554.98734	283,218.00
Current month redemptions	(475.63934)	(52,871.66)
Net Income (loss) for current month		(270,418.92)

Net Asset Value, end of current month	94,701.53510	$10,405,599.75	109.88

	Monthly rate of return		-2.57%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$405,655.44
Unrealized trading gain/(loss)	347,662.51
Less: commissions	(3,140.84)
Less: FCM fees	(4,135.56)
Foreign currency gain/(loss)	(2,780.02)
Interest income	6,566.41

Total Income	749,827.94

EXPENSES

Management fees	20,721.92
Incentive fees	63,421.20

Total Expenses	84,143.12

Net Income (Loss)	$665,684.82

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	92,933.06483	$10,886,940.34	117.15
Current month additions	5,809.54726	714,574.72
Current month redemptions	—	—
Net Income (loss) for current month		665,684.82

Net Asset Value, end of current month	98,742.61209	$12,267,199.88	124.23

	Monthly rate of return		6.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$241,237.39
Unrealized trading gain/(loss)	141,999.12
Less: commissions	(633.84)
Less: FCM fees	(4,429.45)
Foreign currency gain/(loss)	(6,966.42)
Interest income	6,084.89

Total Income	377,291.69

EXPENSES

Management fees	17,695.85
Incentive fees	—

Total Expenses	17,695.85

Net Income (Loss)	$359,595.84

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	85,333.18634	$10,710,602.68	125.52
Current month additions	—	—
Current month redemptions	(57.78956)	(7,502.93)
Net Income (loss) for current month		359,595.84

Net Asset Value, end of current month	85,275.39678	$11,062,695.59	129.73

	Monthly rate of return		3.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(234,884.45)
Unrealized trading gain/(loss)	(2,169.07)
Less: commissions	—
Less: FCM fees	(363.20)
Foreign currency gain/(loss)	—
Interest income	1,450.01

Total Income	(235,966.71)

EXPENSES

Management fees	844.91
Incentive fees	—

Total Expenses	844.91

Net Income (Loss)	$(236,811.62)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	8,763.70019	$1,000,935.08	114.21
Current month additions	1,692.39631	143,816.73
Current month redemptions	(38.50295)	(3,343.35)
Net Income (loss) for current month		(236,811.62)

Net Asset Value, end of current month	10,417.59355	$904,596.84	86.83

	Monthly rate of return		-23.97%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$140,272.62
Unrealized trading gain/(loss)	(13,887.56)
Less: commissions	(128.23)
Less: FCM fees	(289.18)
Foreign currency gain/(loss)	(584.17)
Interest income	1,496.70

Total Income	126,880.18

EXPENSES

Management fees	1,155.77
Incentive fees	—

Total Expenses	1,155.77

Net Income (Loss)	$125,724.41

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	6,966.31470	$753,806.14	108.21
Current month additions	1,160.95336	143,750.00
Current month redemptions	—	—
Net Income (loss) for current month		125,724.41

Net Asset Value, end of current month	8,127.26806	$1,023,280.55	125.91

	Monthly rate of return		16.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2